Exhibit 99

A. T. CROSS Co.	News Release

Company Contact: Kevin F. Mahoney Senior Vice President, Finance and Chief Financial Officer 401-335-8470	Investor Relations: Dave Mossberg Three Part Advisors, LLC 817-310-0051
Clarion Capital Contact: Eric D. Kogan 212-821-0175

FOR IMMEDIATE RELEASE

A.T. CROSS COMPLETES SALE OF CROSS ACCESSORY DIVISION

WILL CHANGE NAME TO COSTA INC.

Lincoln, RI, – September 6, 2013 – (GLOBE NEWSWIRE) A.T. Cross Company (NASDAQ: ATX) today announced that it has completed its previously announced sale of its Cross Accessory Division (the “Division”) to a newly-formed affiliate of Clarion Capital Partners, LLC (the "Buyer") for $60 million in cash.  As previously announced, the Buyer assumed substantially all the liabilities associated with the Division, excluding the U.S. defined benefit pension plan and certain known pre-closing environmental matters.

Taking into account certain seasonal working capital adjustments and taxes associated with the sale, A.T. Cross received proceeds of approximately $54 million.

“With the completion of the sale of the Cross Accessory Division, we are very excited to enter our next phase as a growth company focused on the continued expansion of our premium sports sunglass business.  Since our 2003 acquisition of Costa and subsequent purchase of Native Eyewear in 2008, revenue from our sunglass business has grown more than tenfold to nearly $100 million.  In the coming years through our expertise and capital, we will bring Costa and Native to the many more consumers anxious to experience the authenticity and technology that Costa and Native deliver,” said David G. Whalen, President and Chief Executive Officer of A.T. Cross.

Mr. Whalen continued, “I would like to thank all of the employees of the Cross Accessory Division for their hard work and dedication.  Cross is a terrific, global brand and it has such a great history and future because of the people who have worked so hard to build it.”

The Company is currently in the process of changing its name to Costa Inc.  Its NASDAQ symbol will remain ATX.  A formal announcement of the new name, including a new logo and website will be made later this month.

“We are thankful to the employees of the Cross Accessory Division and the newly named Costa Inc. in working so diligently on this successful transition,” commented Eric Kogan, a partner of Clarion Capital Partners.  “We are now eager to turn our attention and resources to building the Division as an independent company, capitalizing on the many opportunities available to this exciting global brand.”

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. A.T. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, non prescription reading glasses, business accessories and Costa and Native Eyewear premium sports sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross website at www.cross.com, the Costa website at www.costadelmar.com and the Native Eyewear website at www.nativeyewear.com

About Clarion Capital Partners, LLC

Clarion Capital Partners is a New York based middle market private equity firm.  Clarion invests in growth companies in a variety of industries including Media & Entertainment, Business Services, Healthcare Services, Specialty Financial Services, Consumer Products and Specialty Retail.  Additional information on Clarion can be found at www.clarion-capital.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements including the ability of the optical business to achieve continued growth at the historical rates previously achieved and the ability to continue to expand the premium sports sunglasses business.   These forward-looking statements are subject to risks and uncertainties, including but not limited to consumers’ willingness to continue to buy premium priced sports sunglasses and consumers’ continued acceptance of the existing and new products,  and are not guarantees since there are inherent difficulties in predicting future results.  Actual results could differ materially from those expressed or implied in the forward-looking statements.  The information contained in this document is as of September 6, 2013.  The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.  Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.